Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

BY AND AMONG

LIQUIDITY SERVICES, INC. AND

JAMES E. WILLIAMS

This Severance Agreement and General Release (the “Agreement”) dated as of March 1, 2016 (the “Effective Date”), is entered into by and between Liquidity Services, Inc., a Delaware corporation with offices at 1920 L Street, NW, 6th Floor, and its subsidiary companies (collectively, the “Company”), and James E. Williams (the “Executive”).

WHEREAS, the Executive served as the General Counsel and Corporate Secretary of Liquidity Services, Inc.; and,

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions governing the Executive’s separation from employment, as set forth below:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1.                                      Termination of Employment.

(a)                                 The Executive’s employment with the Company shall cease effective April 2, 2016 (the “Termination Date”). Effective as of the Effective Date, (i) the Executive shall no longer serve as General Counsel and Corporate Secretary of Liquidity Services, Inc. or in any other position the Executive may hold with or on behalf of the Company or any of its Affiliates (as defined below), and (ii)    Executive shall take no official action in the name or on behalf of the Company or any of its Affiliates nor have any authority to bind the Company or any of its Affiliates.  The Executive further agrees to execute and deliver to the Company such documents concerning such separation from employment (and any related service) as may be reasonably requested by the Company or its Affiliates.  For purposes of this Agreement, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, including its current and former parents, subsidiaries and affiliated entities, from time to time.

(b)                                 Accrued Obligations.  On the Termination Date, the Executive shall receive payment for unpaid base salary through the Effective Date.  The Executive will receive no payment for unused paid time off (“PTO”) accrued through the Effective Date and will accrue no further PTO after the Effective Date.

(c)                                  Other Benefits.  The Executive’s benefits under any benefit plan, agreement or arrangement of the Company or its Affiliates shall be determined under the applicable terms of any such plan, agreement or arrangement, and shall be paid or provided at the time or times and in the manner provided therein (and consistent with the Executive’s employment being terminated by the Company other than for “cause”).

(d)                                 Business Expenses.  The Executive will be reimbursed for business expenses reasonably incurred prior to the Termination Date in accordance with the Company’s policies and procedures for reimbursement including with respect to reporting and documentation of such expenses.  The Company will also reimburse the Executive for his professional advisory expenses incurred in connection with a pending IRS audit of his individual tax returns; provided that: (1) any such reimbursement is capped at $25,000 in the aggregate with respect to such IRS audit (unless the Board of Directors increases the cap on the aggregate amount authorized for the group of senior executives with similar pending IRS audits, in which case, Executive will be entitled to a proportional increase in his reimbursement cap);  and (2) only professional advisory expenses arising out of or related to Employee’s employment with the Company will be reimbursable.

2.                                      Consideration.  In exchange for the Executive’s execution of this Agreement, which includes the waiver and release of claims set forth in Section 10 below, the parties agree to the following:

(a)                                 Severance Payments.  The Company will pay to the Executive a cash lump sum of $395,660, which represents his full Base Salary plus an amount equal to the average of the actual annual incentive bonuses paid during the previous two fiscal years, less applicable taxes and withholdings (the “Severance Payment”) following the Termination Date on the first regularly scheduled payroll date following the seventh (7th) calendar day after the Executive’s execution of this Agreement, unless the Executive revokes this Agreement as provided in Section 12 below.

(b)                                 Benefits Continuation.  For the 12-month period ending April 30, 2017, or until the Executive obtains coverage from a new employer offering coverage (if sooner), the Company will cover the Executive’s cost of coverage with respect to health care benefits as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  The Company shall pay such costs directly after the Executive confirms he has elected COBRA coverage, provided Executive provides monthly, written affirmation that he has not obtained coverage from another employer.

(c)                                  Outplacement.  The Company will provide the Executive comprehensive executive outplacement assistance through the firm of Right Management.

(d)                                 No Consideration Absent Execution of this Agreement.  The Executive understands and agrees that his entitlement to the payment specified in Section 2(a) is contingent on the execution of this Agreement and his compliance with his obligations under this Agreement and the Confidentiality and Competitive Activities Agreement (as defined below).  The Executive understands that if he does not sign the Agreement, the Company has no obligation to provide the Executive with any of the consideration provided in Section 2 of this Agreement, including but not limited the consideration provided for in Section 2(a) and Section 2(b) of this Agreement.

(e)                                  Withholding.  Any payments provided to the Executive pursuant to this Agreement shall be subject to withholding and reporting requirements under applicable law.

(f)                                   Compliance with Section 409A.  To the extent (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other agreement or Company plan, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Section 409A) from the Company; or (B) the date of the Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest).  Any termination of the Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service”.  It is intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that payments hereunder are exempt from, or otherwise comply with, Section 409A.  To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such expenses were incurred, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

3.                                      Outstanding Equity Awards. The Company agrees that under the terms of the Company’s 2006 Omnibus Long-Term Incentive Plan, as amended,  the Executive has the right to exercise the remaining unexercised and vested options (the “Vested Options”) previously granted to him for twelve(12) months after the Termination Date, after which all such options shall be cancelled and all such options shall terminate and no longer be exercisable.

The vesting of any options or restricted stock, the vesting of which is wholly or partially tied to criteria other than the Executive’s continued employment with the Company, shall cease as of the Termination Date and all unvested equity grants shall terminate and no longer be exercisable as of the Termination Date.  The vesting of the Executive’s options and restricted stock awards shall otherwise continue through the Termination Date.

4.                                      No Amounts Owing.  By signing below, Executive acknowledges and agrees that he has received all wages, bonuses and any other compensation already due to him from the Company, except any future payments as set forth in Section 2.

5.                                      Non-Disclosure.  Executive agrees that he has not disclosed and will keep the provisions of this Agreement confidential; provided, however, the Executive may disclose the contents of the Agreement to members of Executive’s immediate family (including a significant other) and to Executive’s personal financial and legal advisers and to enforce Executive’s rights hereunder, and except as may be required by law and is necessary for legitimate enforcement or compliance purposes, on the condition that he instructed such persons that the terms and existence of this Agreement are confidential and must not be further disclosed.

6.                                      Publicity; Non-disparagement.

(a)                                 In the event that any person requests information regarding the Executive’s employment with the Company and its Affiliates, the Company shall respond simply by confirming Executive’s dates of employment, job titles and rates of pay, and the Company’s Chief Executive Officer and Vice President of Human Resources shall respond to all such requests by potential employers consistent with the information provided in a separately agreed reference summary.

(b)                                 The Executive hereby agrees that he will not disparage or criticize the Company, its Affiliates, officers, directors or employees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, its Affiliates, officers, directors or employees, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.  This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic or otherwise.

7.                                      Continuing Obligations Regarding Non-Competition, Non-Solicitation and Confidential Information.

(a)                                 Executive’s Employee Agreement Regarding Confidentiality and Competitive Activities, made by and between the Company and Executive, dated as of November 11, 2005 (the “Confidentiality and Competitive Activities Agreement”), is attached hereto as Exhibit A and the terms of such agreement are incorporated herein by reference, except as specifically modified by the provisions of Section 7(b) and 7(d) below.  The Executive acknowledges that the Executive remains subject to the provisions of the Confidentiality and Competitive Activities Agreement following the Termination Date, as set forth therein.  The Executive acknowledges that the provisions of the Confidentiality and Competitive Activities Agreement and this Agreement are reasonable and necessary for the furtherance of the Company’s business and for the protection of the business of the Company and its Affiliates, and that part of the compensation paid under this Agreement is in consideration for the Executive’s compliance and continued compliance with the provisions of the Confidentiality and Competitive Activities Agreement and this Agreement.  For purposes of this Agreement, the decision of the Company as to what constitutes Confidential Information, as defined in the Confidentiality and Competitive Activities Agreement, shall be final and binding on the Executive.

(b)                                 Section 2.1 of the Confidentiality and Competitive Activities Agreement is hereby deleted in its entirety as replaced by the following:  Executive acknowledges that his services have been of special, unique and extraordinary value to the Company and that the Company’s ability to accomplish its purposes, pursue its business plans and compete in the marketplace depended substantially on the Executive’s skills and services. Therefore, Executive hereby covenants and agrees that at no time for twenty-four (24) months (and if twenty-four (24) months is determined by a court to be overly broad, then eighteen (18) months; and if eighteen (18) months is determined by a court to be overly broad, then twelve (12) months) following the Termination Date (the “Non-Compete Period”), will he directly or indirectly, without the prior written consent of the Company, become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any person, firm, corporation or any other entity in competition with the Company within (i) the United States; (ii) the other geographic areas in which the Company conducted business during the Executive’s employment with the Company and/or (iii) in any market in which the Company conducts business, including without limitation, the Internet, or any other global information network.  For the purposes of this provision, the Executive acknowledges and agrees that the Company regularly conducts business, solicits customers and otherwise competes in the foregoing electronic markets.

(c)                                  Following the Termination Date, or at any time as the Company may request, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an Affiliate, the Executive or a third party) relating to the Company or any of its Affiliates or any of their businesses or property which the Executive may possess or which is or was under the Executive’s direction or control, except as described in Section 7(d) below.

(d)                                 Nothing in this Agreement or elsewhere shall prohibit or restrict the Executive from (i) retaining and utilizing all documentation relating to his personal entitlements and obligations, and a copy of his rolodex and its electronic equivalents; (ii) making truthful statements, and disclosing documents and information, (A) when required by law, court order, subpoena or the like, (B) when requested by a governmental or self-governing organization or body, or (C) in any proceeding to enforce this Agreement; (iii) making disclosures to any prospective employer solely to the extent necessary to inform such employer concerning any restrictions on the Executive’s freedom to perform services for such employer; or (iv) making disclosures to his spouse, attorneys, tax advisors or accountants, provided such individuals agree to be bound by the provisions of this Agreement.

(e)                                  In the event of a breach or threatened breach of this Section 7 or the Confidentiality and Competitive Activities Agreement, the Executive acknowledges that the Company and its Affiliates will be caused irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone.  Accordingly, the Executive agrees that the Company and its Affiliates shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies in addition to their other remedies at law to have the provisions of this Agreement or the Confidentiality and Competitive Activities Agreement enforced.

8.                                      Return of Property.  On or before the Termination Date, the Executive shall return to the Company any and all Company property in his possession or control, including but not limited to all keys, corporate credit cards and other equipment provided by the Company for use during employment, together with all materials, documents, files or papers, notes or records, and any copies thereof, relating to the Company or any of the Company’s customers.

9.                                      Cooperation with Company.  The Executive understands that the Company has agreed to the terms of this Agreement (including the Severance Payment) in exchange for, among other things, his agreement to cooperate with the Company on all matters for which the Company may reasonably request assistance following the Termination Date.  In addition, the Executive agrees that he will, upon reasonable request, assist and cooperate with the Company and its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company and its Affiliates or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company and its Affiliates including meeting with the Company and its Affiliates’ counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

10.                               General Release.

(a)                                 The Executive expressly acknowledges that this Agreement is worded in an understandable way.

(b)                                 By executing this Agreement and accepting the consideration specified in Section 2 hereof, the Executive agrees to release and forever discharge the Company, its past and present shareholders, its past and present subsidiaries, affiliates and related companies (including any predecessors), its successors and assigns and all past and present directors, officers, employees, attorneys and agents of these entities, personally, and as directors, officers, employees, attorneys and agents and any person or entity acting for or on behalf of the Company (hereinafter the “Company Releasees”) from liability for any and all claims, damages, causes of action, both in law and in equity, which Executive or his estate, agents, attorneys, heirs, executors, successors and assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not, against the Company Releasees, or any of them, arising out of or related to Executive’s employment by the Company and Executive’s separation from the Company (hereinafter “Claims”), including, but not limited to, (i) any Claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000 et seq.) (“Title VII”), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et seq.) (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) (the “ADA”), the Executive Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the District of Columbia Human Rights Act (D.C. Code §§ 2-1401 to 2-1411 (2011)), the District of Columbia Family and Medical Leave Act (D.C. Code §§ 32-501 to 32-517 (2011)), the District of Columbia Accrued Sick and Safe Leave Act (D.C. Code §§ 32-131.01 to 32-131.16 (2011)), (ii) any Claims under any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; provided, however, that the Executive and his estate, agents, attorneys, heirs, executors, successors and assigns do not release any Claims arising from or relating to (A) the terms of this Agreement or any obligations preserved by this Agreement, (B) continued insurance, indemnification and advances by the Company for actions taken while serving as an officer thereof (including coverage by any D&O or similar insurance policy generally applicable to current officers of the Company, and that certain Indemnification Agreement dated January 23, 2006) until the expiration of the applicable statute of limitations period; (C) the Executive’s rights to COBRA coverage, (D) the Executive’s accrued and unpaid wages as of the Termination Date or rights to vested benefits under Company benefit plans, or (E) any legal claims which the Executive may not waive or release by law.

(c)                                  The Executive understands that the Company is agreeing to pay the consideration described in Section 2 of this Agreement in part because of, and in exchange for, this specific release of Claims (including Claims of discrimination under Title VII, the ADEA, the ADA and other applicable laws) and that a portion of these payments is in addition to any other payments or things of value to which the Executive may already be entitled, has received, or is receiving from the Company.

(d)                                 The Executive understands that excluded from this Agreement and Release are any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the EEOC or state agency, but that he is waiving his right to any monetary recovery should the EEOC or any other agency pursue any claims on his behalf.

11.                               Voluntary Signature and Advice of Counsel; Review Period.  Without detracting in any respect from any other provision of this Agreement:

(a)                                 The Executive, in consideration of the payment provided to him in Section 2(a), agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company Releasees as set forth herein, including, but not limited to, all rights or claims arising under ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)                                 The Executive understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.

(c)                                  The Executive agrees and acknowledges that the consideration provided to him under Section 2 of this Agreement is in addition to anything of value to which he is already entitled.

(d)                                 The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement.

(e)                                  The Executive acknowledges that he was informed that he has at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

(f)                                   Nothing in this Agreement shall prevent the Executive (or his attorneys) from (a) commencing an action or proceeding to enforce this Agreement or (b) exercising his right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of his waiver of ADEA claims set forth in Section 10.

12.                               Revocation Period.  The Executive is advised that he may revoke this Agreement within seven (7) calendar days after the date he signs this Agreement (the “Revocation Period”).  The Executive agrees that if he wants to revoke this Agreement, he must notify the Company in writing as set forth in Section 13, and following revocation this Agreement shall be deemed void ab initio.

13.                               Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid or by overnight courier.  Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, or, if delivered by overnight courier, the day after such sending, as follows:

If to the Company, to:

Liquidity Services, Inc.
1920 L Street, NW 6th Floor

Washington, DC 20036
Attention: Mark Shaffer

If to the Executive, to:

James Williams

At the most recent address on file with the Company

With a copy to:

Morrison Cohen LLP

909 3rd, 27th Floor

New York, NY 10022

Attention: Robert M. Sedgwick

Any party may, by notice given in accordance with this Section 13 to the other party, designate another address or person for receipt of notices hereunder.

14.                               Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, estate, trustees, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive; provided, however, that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.                               No Mitigation.  The Executive shall be under no obligation to mitigate damages by seeking other employment, and there shall be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer (except as provided in Section 2(b)).

16.                               Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions of this Agreement at the same or any prior or subsequent time.

17.                               Counterparts.  This Agreement may be executed in several counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signature copies delivered by facsimilie or “PDF” shall also be sufficient.

18.                               Severability.  The Company and the Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the parties hereto.  Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

19.                               Headings.  The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

20.                               Governing Law/Venue.  This Agreement shall be construed as a document under seal, and shall be governed by the laws of the District of Columbia, without giving effect to any principles of conflict of law or choice of law rules (whether of the District of Columbia or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction.  Venue for all disputes arising under or related to this Agreement of Executive’s employment with the Company will be the District of Columbia.

21.                               No Admission.  The making of this Agreement is not intended, and shall not be construed or deemed to be, an admission that the Company violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against you or anyone else, and the Company expressly denies any such violation, breach or wrong.

22.                               Entire Agreement.  Except as provided or preserved herein, this Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or contract, assessed in relation to any such representation, opinion, advice or assertion of fact.  All references to any law shall be deemed also to refer to any successor provisions to such law.  The Company acknowledges there are no contractual restrictions on the Executive’s post-employment activities, other than as expressly set forth or preserved in this Agreement.  In the event of any inconsistency between any provision of this Agreement and any provision of any other plan, program, policy, agreement or arrangement of the Company or its Affiliates, the provisions of this Agreement shall control to the extent more favorable to the Executive.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the Effective Date.

LIQUIDITY SERVICES INC.			EXECUTIVE

By:	/s/ Michael Lutz		By:	/s/ James E. Williams
	Title:	VP, Human Resources	James E. Williams
	Date:	4/8/2016	Date 4/8/2016